CATALYST FUNDS

Amendment No. 15 to Agreement and Declaration of Trust

The undersigned secretary of Catalyst Funds (the “Trust”) hereby certifies that the following resolution was adopted by Board of Trustees at a Board meeting held on May 25, 2010:

Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the undersigned, being a majority of the trustees of the Trust, hereby amend in its entirety the first paragraph of Section 4.2 effective May 25, 2010, to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees establish and designate the following Series of Shares of the Trust (each a “Series”) and as to each Series, the Trustees establish and designate Classes of Shares as indicated below:

Designated Series	Designated Classes for each Series
AmericaFirst Quantitative Strategies Fund	Class A and C
AmericaFirst Absolute Return Fund	Class A, U and I
AmericaFirst Income Trends Fund	Class A, U and I
Catalyst/Groesbeck Growth of Income Fund	Class A and C
Catalyst High Income Fund	Class A and C
Catalyst Total Return Income Fund	Class A and C
Catalyst Rising Dividend Income Fund	Class A and C
Catalyst Value Fund	Class A, C, and I
Catalyst Strategic Value Fund	Class A and C
Compass EMP Alternative Investment Fund	Class A, C, and T
Compass EMP Conservative to Moderate Fund	Class A, C, and T
Compass EMP Long-Term Growth Fund	Class A, C, and T
Day Hagan Global ETF Fund	Class A and C
Eventide Gilead Fund	Class A, C, Institutional, and Retail
Listed Private Equity Plus Fund	Class A and C
SMH Representation Trust	N/A

The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Catalyst Funds are hereby incorporated by reference.

Date: June 28, 2010
/s/ David F. Ganley David F. Ganley, Secretary